EXHIBIT C

FIRST FINANCIAL HOLDINGS, INC.

Audit Committee Charter

Purpose of the Audit Committee

Members of the Audit Committee ("Committee") of First Financial Holdings, Inc. ("Corporation") are appointed by the Board of Directors of the Corporation ("Board of Directors") to assist the Board in fulfilling its oversight responsibilities. The primary duties and responsibilities of the Committee are to:

  Monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting, regulatory, and legal compliance.

  Be directly responsible for the appointment, compensation, and oversight of the work of the external auditors employed for the purpose of preparing an audit report or related work.

  Provide an avenue of communication among the employees, external auditors, management, the internal auditing department, and the Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the external auditors as well as anyone in the organization. The Committee may engage independent counsel and other advisors at the Committee's expense, with funding provided by the Corporation.

Composition of the Committee

Committee members shall meet the requirements of the Nasdaq National Market and the SEC, as such requirements are interpreted by the Board of Directors in its business judgment. The Committee shall be comprised of at least three members as determined by the Board of Directors, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.

The members of the Committee shall be appointed by the Corporate Governance/Nominating Committee.

Committee Meetings

The Committee shall meet at least four times each year, and more frequently as circumstances dictate. The Committee Chairman (with input from Committee members, management, and key Committee advisors) shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet in executive session at least annually with each of Senior Management, the senior audit executive, the external auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least the Committee Chairman, should communicate with management and the external auditors quarterly to review the Corporation's financial statements and significant findings based upon the auditors' limited review procedures.

A majority of the members of the Committee will constitute a quorum. Any act of a majority of the members present at any meeting at which a quorum is present shall be an act of the Committee.

Committee Responsibilities and Duties

Review Procedures

  Review and reassess the adequacy of the Committee's Charter at least annually. Submit the Charter to the Board of Directors for approval and have the Charter published as an appendix in First Financial's proxy statement at least every three years in accordance with Securities and Exchange Commission regulations.

  Review the annual audited financial statements prior to filing or distribution. The review should include discussions with management and the external auditors of significant issues regarding accounting principles, practices, and judgments. The Committee shall recommend to the Board of Directors whether or not the audited financial statements should be included in the Corporation's Annual Report on Form 10-K.

  In consultation with the Corporation's management, the external auditors, and the internal auditors, consider the integrity of the Corporation's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the external auditors and the internal auditing department together with management's responses.

  Review the quarterly certifications from the Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO") regarding the effectiveness of disclosure controls and procedures and internal controls over financial reporting and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

  Review the "internal control report" prepared by corporate management which states that management has the responsibility for maintaining an adequate internal control structure for financial reporting, and for assessing the effectiveness of that structure each year. This report is included in each annual report to shareholders on Form 10-K.

  Review with financial management and the external auditors the quarterly financial results of the Corporation prior to the release of earnings and/or the Corporation's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Corporation's accounting principles and any items required to be communicated by the external auditors in accordance with AICPA SAS 61.

  External Auditors

  The external auditors report directly to the Committee. The Committee shall review the independence and performance of the external auditors and will annually appoint the external auditors and approve any discharge of external auditors when circumstances warrant. The Committee must ensure the external auditors' ultimate accountability to the Committee and the Board of Directors, as representatives of the shareholders.

  Review and evaluate the lead partner of the external audit team.

  The external auditors will review with the Committee any concerns noted in an internal quality-control review or peer review.

  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the external auditing firm on a regular basis.

  The Corporation will not hire an auditor from the external audit firm for the positions of CEO, CFO, Chief Accounting Officer ("CAO"), or Controller unless the auditor has been separated from the external audit firm for at least a year. Likewise, an accounting firm will not be selected as the external audit firm if the accounting firm employed the Corporation's CEO, CFO, CAO, or Controller during the past year.

  The Committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms).

  Review the external auditors' audit plan and engagement letter prior to the audit -- discuss scope, staffing, locations, reliance upon management and internal audit, and their general audit approach.

  External auditor fees will be reviewed by the Committee on a periodic basis.

  On an annual basis, the Committee should review and discuss with the external auditors all significant relationships they have with the Corporation that could impair the external auditors' independence. The Committee shall take appropriate action to ensure the independence of the external auditors.

  The Committee will resolve any disagreements between management and the external auditors regarding financial reporting.

  Prior to releasing the year-end earnings, discuss the results of the audit with the external auditors. Discuss certain matters that are required to be communicated to audit committees in accordance with AICPA SAS 61 as amended by AICPA SAS 90 relating to the conduct of the audit.

  Discuss with management and the external auditors the quality of the accounting principles and underlying estimates used in the preparation of the financial statements.

  The external auditors will not perform the non-audit services prohibited by the Sarbanes-Oxley Act of 2002 or any subsequent law. Permitted non-audit work, such as tax services, can be conducted with the prior approval of the Committee (or a delegated member) and will be disclosed to investors.

  Obtain assurance from the external auditor that, if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the external auditor has reached specified conclusions with respect to such illegal acts.

  Internal Audit Department

  Review the budget, plan, changes in the plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

  Review the appointment, performance, and replacement of the senior internal audit executive.

  Review significant reports regarding the Corporation and its various subsidiaries and affiliates that are prepared by the internal audit department together with management's response and follow-up to these reports.

  Legal Compliance

  On at least an annual basis, review with the Corporation's legal counsel, any matters that could have a significant impact on the organization's financial statements, the Corporation's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  Other Committee Responsibilities

  Establish procedures for reviewing the treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters from both employees and shareholders.

  Establish procedures for reviewing the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

  Discuss with management and the external auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Corporation's financial statements or accounting policies.

  Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Corporation's annual proxy statement.

  Perform any other activities consistent with this Charter, the Corporation's by-laws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

  Maintain minutes of meetings and report on a quarterly basis (or more often, if necessary) to the Board of Directors on significant results of the foregoing activities.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor.